Exhibit 99.1

Contact: Chaparral Energy Joe Evans, CFO 405-478-8770 joe.evans@chaparralenergy.com

NEWS RELEASE	Chaparral Energy, Inc Patrick Graham Manager of Corporate Planning patrick.graham@chaparralenergy.com

Chaparral Energy Announces Year-End 2012 Results

and 2013 Guidance

OKLAHOMA CITY, February 26, 2013 – Chaparral Energy, Inc. today announced year-end 2012 results as well as 2013 guidance.

2012 RESULTS

Production – Chaparral anticipates 2012 production to be approximately 9.1 million barrels of oil equivalent.

Adjusted EBITDA – Chaparral expects 2012 adjusted EBITDA to be in the range of $330 to $340 million.

Capital Expenditures – Total capital expenditures for 2012 is expected to be $531 million.

Reserves – Chaparral reported total proved reserves as of December 31, 2012 of 146.1 million barrels of oil equivalent with a PV-10 value of $2.1 billion.

The Company’s proved reserves are summarized in the table below.

	As of December 31, 2012
Classification of Reserves	Oil/Liquids (MMBbls)	Gas (Bcf)	Total (MMBOE)	%Oil/ Liquids	% Total Proved	PV-10 (In millions)
Proved Developed Producing	54.0	153.4	79.6	68%	54%	$1,384.2
Proved Developed Non-Producing	9.9	32.4	15.3	65%	11%	171.5

Total Proved Developed	63.9	185.8	94.9	67%	65%	1,555.7
Proved Undeveloped	39.3	71.3	51.2	77%	35%	512.9

Total Proved	103.2	257.1	146.1	71%	100%	$2,068.6

The present value of our total proved reserves discounted at 10% is based on SEC prices of $94.71 per Bbl for oil and $2.76 per Mcf for natural gas.

2013 GUIDANCE

Capital Expenditures – Chaparral forecasts total capital expenditures in 2013 to be between $410 million and $420 million.

Production – Chaparral expects total oil and gas production for 2013 to be between 9.6 million and 9.8 million barrels of oil equivalent.

Lease Operating Expense – In 2013, Chaparral forecasts lease operating expenses per barrel equivalent to be in the range of $14.25 to $14.75.

General and Administrative Expense – Chaparral expects general and administrative expenses to range from $5.50 to $6.00 per barrel of oil equivalent in 2013.

About Chaparral Energy

Founded in 1988, Chaparral Energy, Inc. is a growing independent oil and natural gas production and exploitation company, headquartered in Oklahoma City. The Company is an oil-focused company and one of the largest oil producers in the State of Oklahoma. The long-term growth of the company is positioned to come from its development of CO2 EOR operations, with near-term growth coming from drilling activities in repeatable resource plays. The Company holds a significant acreage position in the liquids-rich Northern Oklahoma Mississippi Play, along with several other developing plays in the Mid-Continent and Permian Basins.

Forward Looking Statements

This news release contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events based on assumptions and estimations that management believes are reasonable given currently available information. Information on risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements is available in Chaparral’s filings with the Securities and Exchange Commission.